As filed with the Securities and Exchange Commission on November 27, 2023

Registration Nos.	333-169691
333-198645
333-204585
333-209218
333-211625
333-214117
333-225495
333-238561
333-238566
333-271736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-209218

Post-Effective Amendment No. 1 to Registration Statement No. 333-214117

Post-Effective Amendment No. 1 to Registration Statement No. 333-225495

Post-Effective Amendment No. 1 to Registration Statement No. 333-238561

Post-Effective Amendment No. 1 to Registration Statement No. 333-238566

Post-Effective Amendment No. 1 to Registration Statement No. 333-271736

Post-Effective Amendment No. 2 to Registration Statement No. 333-204585

Post-Effective Amendment No. 2 to Registration Statement No. 333-211625

Post-Effective Amendment No. 3 to Registration Statement No. 333-198645

Post-Effective Amendment No. 5 to Registration Statement No. 333-169691

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Avantax, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1718107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3200 Olympus Boulevard, Suite 100

Dallas, Texas 75019

(Address of Principal Executive Offices, including zip code)

 Avantax, Inc. Restated 1996 Flexible Stock Incentive Plan, as amended and restated

Avantax, Inc. 2015 Incentive Plan, as amended and restated

Avantax, Inc. 2016 Equity Inducement Plan, as amended

Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended

Avantax, Inc. 2018 Long-Term Incentive Plan, as amended

(Full titles of the plans)

Lisa Gok

General Counsel, Secretary

2301 Rosecrans Avenue, Suite 5100

El Segundo, California 90245

(888) 406-5444

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey Poss; Manuel Miranda

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments Nos. 1, 2, 3 and 5 to the Registration Statements (“Post-Effective Amendments”) filed by Avantax, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

  Registration Statement on Form S-8 (File No. 333-169691), which was filed with the SEC on September 30, 2010, pertaining to the registration of 9,651,091 shares of Common Stock, issuable under the Avantax, Inc. Restated 1996 Flexible Stock Incentive Plan, as amended and restated (the “1996 FSIP”).
  Registration Statement on Form S-8 (File No. 333-198645), which was filed with the SEC on September 8, 2014, pertaining to the registration of 1,804,432 shares of Common Stock, issuable under the 1996 FSIP.
  Registration Statement on Form S-8 (No. 333-204585), which was filed with the SEC on May 29, 2015, pertaining to the registration of 6,252,940 shares of Common Stock, issuable under the Avantax, Inc. 2015 Incentive Plan, as amended and restated (the “2015 IP”).
  Registration Statement on Form S-8 (No. 333-209218), which was filed with the SEC on January 29, 2016, pertaining to the registration of 1,600,000 shares of Common Stock, issuable under the Avantax, Inc. 2016 Equity Inducement Plan (as amended, the “2016 EIP”).
  Registration Statement on Form S-8 (No. 333-211625), which was filed with the SEC on May 25, 2016, pertaining to the registration of 1,000,000 shares of Common Stock, issuable under the Avantax, Inc. 2016 Employee Stock Purchase Plan (as amended, the “2016 ESPP”), and 4,156,136 shares of Common Stock, issuable under the 2015 IP.
  Registration Statement on Form S-8 (No. 333-214117), which was filed with the SEC on October 14, 2016, pertaining to the registration of 800,000 shares of Common Stock, issuable under the 2016 EIP.
  Registration Statement on Form S-8 (No. 333-225495), which was filed with the SEC on June 7, 2018, pertaining to the registration of 2,600,000 shares of Common Stock, issuable under the Avantax, Inc. 2018 Long-Term Incentive Plan (as amended, the “2018 LTIP”).
  Registration Statement on Form S-8 (No. 333-238561), which was filed with the SEC on May 21, 2020, pertaining to the registration of 1,692,000 shares of Common Stock, issuable under the 2018 LTIP.
  Registration Statement on Form S-8 (No. 333-238566), which was filed with the SEC on May 21, 2020, pertaining to the registration of 350,000 shares of Common Stock, issuable under the 2016 ESPP.
  Registration Statement on Form S-8 (No. 333-271736), which was filed with the SEC on May 8, 2023, pertaining to the registration of 500,000 shares of Common Stock, issuable under the 2016 ESPP.

On September 9, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aretec Group, Inc., a Delaware corporation (“Parent”), and C2023 Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), providing for the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent (the “Surviving Corporation”). On November 27, 2023 (the “Effective Date”), upon the terms set forth in the Merger Agreement, the Merger became effective.

In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements, and deregistering any of the securities which remain unsold under the Registration Statements as of the Effective Date. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments Nos. 1, 2, 3 and 5 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on November 27, 2023.

AVANTAX, INC.

By:	/s/ Keith Shores
Keith Shores
Treasurer

No other person is required to sign these Post-Effective Amendments Nos. 1, 2, 3 and 5 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.